EXHIBIT 23

The Board of Directors
OTG Software, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-82184, 333-62430, 333-55152 and 333-35360) on Form S-8 of OTG Software, Inc. of our report dated January 28, 2002, except for Note 21, which is as of February 20, 2002, with respect to the consolidated balance sheets of OTG Software, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of OTG Software, Inc.

                           KPMG LLP

McLean, VA
March 8, 2002